Exhibit 99.2
Audited Consolidated Financial Statements
Entone Technologies, Inc. and Subsidiaries
Years Ended March 31, 2006 and 2005

Entone Technologies, Inc.
and Subsidiaries
Audited Consolidated Financial Statements
As of March 31, 2006 and 2005 and the Years Ended March 31, 2006 and 2005

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders of
Entone Technologies, Inc.:
We have audited the accompanying consolidated balance sheets of Entone Technologies, Inc. and subsidiaries (the “Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
November 22, 2006
San Jose, California

ENTONE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2006 AND 2005

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$3,769,011	$9,183,493
Accounts receivable	807,028	267,697
Inventories	1,031,439	459,146
Deferred costs	1,139,657	—
Prepaid expenses and other	369,831	310,784

Total current assets	7,116,966	10,221,120

Property and equipment—net	675,166	510,342

Restricted cash	46,000	46,000

TOTAL	$7,838,132	$10,777,462

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,472,578	$258,568
Accrued payroll and related benefits	547,271	398,299
Accrued and other current liabilities	362,594	171,989
Deferred revenue	2,330,789	406,633

Total current liabilities	4,713,232	1,235,489

Comments and contingencies (Notes 4 and 6)

STOCKHOLDERS’ EQUITY:
Series A, convertible preferred stock, $0.0001 par value, 253,333 shares authorized; shares issued and outstanding: 253,333 in 2006 and 2005 (aggregate liquidation value $2,012,123)	25	25
Series B, convertible preferred stock, $0.0001 par value, 17,500,0000 authorized; shares issued and outstanding: 16,000,000 in 2006 and 2005 (aggregate liquidation value $16,000,000)	1,600	1,600
Common stock, $0.0001 par value, 12,246,667 shares authorized; 4,090,000 shares issued and outstanding in 2006 and 2005	409	409
Additional paid-in capital	23,701,097	23,701,097
Treasury shares	(1,877)	—
Notes receivable from shareholders	(200,000)	(200,000)
Accumulated deficit	(20,376,354)	(13,961,158)

Total stockholders’ equity	3,124,900	9,541,973

TOTAL	$7,838,132	$10,777,462

See notes to consolidated financial statements.

ENTONE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

	2006	2005

Revenues	$3,209,738	$743,038

Cost of revenues	1,567,233	310,143

Gross profit	1,642,505	432,895

Costs and expenses:
Research and development	2,980,056	2,209,011
Sales and marketing	3,366,943	1,869,537
General and administrative	1,799,255	1,187,169

Total costs and expenses	8,146,254	5,265,717

Loss from operations	(6,503,749)	(4,832,822)

Interest income—net	94,788	140,435

Loss before income taxes	(6,408,961)	(4,692,387)

Provision for income taxes	(6,235)	(7,575)

Net loss	$(6,415,196)	$(4,699,962)

See notes to consolidated financial statements.

ENTONE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

	Convertible Preferred				Additional		Shareholder
	Stock		Common Stock		Paid-In	Treasury	Note	Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Receivable	Deficit	Total
Balance—April 1, 2004	16,253,333	$1,625	4,090,000	$409	$23,701,097	$—	$(200,000)	$(9,261,196)	$14,241,935
Net loss								(4,699,962)	(4,699,962)

Balance—March 31, 2005	16,253,333	1,625	4,090,000	409	23,701,097		(200,000)	(13,961,158)	9,541,973
Treasury shares						(1,877)			(1,877)
Net loss								(6,415,196)	(6,415,196)

Balance—March 31, 2006	16,253,333	$1,625	4,090,000	$409	$23,701,097	$(1,877)	$(200,000)	$(20,376,354)	$3,124,900

See notes to consolidated financial statements.

ENTONE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(6,415,196)	$(4,699,962)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	296,559	233,286
Fixed assets written off	91,471	135,337
Changes in operating assets and liabilities:
Accounts receivable	(539,331)	(156,372)
Inventories	(572,293)	(325,394)
Deferred costs	(1,139,657)	—
Prepaid expenses and other assets	(59,047)	(158,260)
Accounts payable	1,214,010	(122,532)
Accrued payroll and related benefits	148,972	86,872
Accrued and other liabilities	190,605	297,634
Deferred revenue	1,924,156	385,788

Net cash used in operating activities	(4,859,751)	(4,323,603)

Cash flows from investing activities:
Purchases of property and equipment	(552,854)	(570,448)
Restricted cash—increase	—	(46,000)

Cash used in investing activities	(552,854)	(616,448)

Cash flows from financing activity—Repurchase of common shares	(1,877)	—

Net decrease in cash and cash equivalents	(5,414,482)	(4,940,051)

Cash and cash equivalents —Beginning of year	9,183,493	14,123,544

Cash and cash equivalents —End of year	$3,769,011	$9,183,493

See notes to consolidated financial statements.

ENTONE TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED MARCH 31, 2006 AND 2005
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization—Entone Technologies, Inc., a Delaware corporation, was established in September 2003 and is the parent company for both Entone Technologies Limited, a corporation registered in Hong Kong, and Entone Technologies, Inc., a Nevada corporation (collectively, the “Company”). Entone Technologies Limited is primarily a research and development facility and it also provides sales and marketing services for the Company. Entone Technologies, Inc., a Nevada corporation, was established to provide a legal presence in the United States of America in the years prior to the incorporation of the Delaware corporation and provided limited marketing and sales services.
The Company has two core products groups, video on demand (“VOD”) server software and customer premise equipment (“CPE”) hardware.
The Company’s StreamLiner VOD server software enables the delivery of personalized television services, such as movies on demand and time-shifted television.
The Company’s flagship CPE product is the Hydra IP Video Gateway (“Hydra”). Hydra distributes video signals throughout the home over existing networks such as coaxial cabling.
Entone Technologies Limited was founded in 1999 in Hong Kong.
Basis of Presentation—The consolidated financial statements include Entone Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates—Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.
Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original or remaining maturities of less than three months at the date of purchase to be cash equivalents.
Inventories—Inventories are recorded at the lower of cost or market value or standard cost basis (which approximates weighted-average cost).
Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company’s cash equivalents consist of checking accounts and money market accounts. The Company’s accounts receivables are from telecommunication companies that provide telephone, date, voice, video, and broadband services.
Three customers represented approximately 66.1%, 11.8%, and 7.1% of the Company’s net accounts receivable for the year ended March 31, 2006. For the year ended March 31, 2005, three customers represented approximately 42.7%, 27.3%, and 18.7% of the Company’s net accounts receivable.
Certain Significant Risks and Uncertainties—The Company operates in a rapidly changing environment, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to increase revenues, the hiring, training, and retention of key employees; market acceptance of the Company’s products and services; arbitration, litigation, or other claims against the Company; changes in the regulatory environment; product introductions by competitors and price competition; and the ability to obtain additional financing to grow.

Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease term or their useful lives.
Revenue Recognition—The Company earns revenue under arrangements with its customers related to the licensing of software, sale of hardware, post-contract customer support, and other service arrangements. The Company’s revenues are recognized in conformity with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition, Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), and Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”).
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, collectibility is probable and when vendor-specific objective evidence (“VSOE”), as required under SOP 97-2 or objective evidence (“OE”) as required under EITF 00-21, exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For sales arrangements where VSOE or OE does not exist for undelivered elements, revenue is deferred and recognized ratably over the period related to providing services in connection with the undelivered elements.
Software Development Costs—Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.
Income Taxes—The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.
Stock-Based Compensation—The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and complies with the disclosure only provisions of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, as amended by SFAS No. 148.
Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the estimated fair value of the Company’s stock and the exercise price.
Pro forma information regarding net loss is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of SFAS 123. The fair values of the stock options are estimated on grant date for employees using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2006	2005

Dividend yield	—%	—%
Expected volatility	N/A	N/A
Risk-free interest rate	4.72	4.17
Expected life in years	5	5
The Company applies APB 25 in accounting for its plan for employees and directors, and accordingly no compensation cost has been recognized in the financial statements for these stock options. Had the compensation cost for the Company been determined based on the fair value at the grant date for its stock options under SFAS 123, the Company’s net loss would have been increased to pro forma amounts indicated below:

	2006	2005

As reported	$(6,415,196)	$(4,699,962)
Pro forma	(6,432,816)	(4,727,057)
Comprehensive Loss—There are no differences between comprehensive loss as defined by SFAS No. 130, Reporting Comprehensive Income, and net loss as reported in the Company’s statements of operations.
Recently Issued Accounting Pronouncement—On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock-based compensation awards issued to employees. Rather, SFAS 123R requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments generally based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has not yet quantified the effects of adopting SFAS 123R, but it is expected that the new standard will result in significant stock-based compensation expense. The effects of adopting SFAS 123R will be dependent on numerous factors including, but not limited to, the valuation model chosen by the Company to value stock-based awards; the assumed award forfeiture rate; and the accounting policies adopted concerning the method of recognizing the fair value of awards over the requisite service period. SFAS 123R will be effective for the Company’s fiscal year beginning April 1, 2006. The new standard will be applied to new awards and to awards modified, repurchased, or cancelled after the date of adoption.
In March 2005, FASB issued FASB Interpretation No. 47 (“FIN 47”), Accounting for Asset Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 requires an entity to recognize a liability for the fair value if a conditional asset retirement obligation in the period in which it is incurred if the liability’s fair value can be reasonably estimated. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Conditional Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 as of March 31, 2006, did not have a material impact on the Company’s financial position, results of operations, or cash flows.
2. BALANCE SHEET DETAILS
Balance sheet details as of March 31, 2006 and 2005, are as follows:
Property and Equipment

	2006	2005

Equipment and software	$854,970	$1,304,239
Furniture and fixtures	47,354	77,028
Leasehold improvements	96,169	162,163
Vehicle	7,318	7,318

Total	1,005,811	1,550,748

Accumulated depreciation and amortization	(330,645)	(1,040,406)

Property and equipment—net	$675,166	$510,342

Inventories—Inventories consist mainly of finished goods.
Deferred Revenue and Deferred Costs—The Company recognizes revenue under the provisions of SOP 97-2 and EITF 00-21. As of March 31, 2006, the Company had deferred revenue and related deferred costs of $2,330,789 and $1,139,657, respectively. Revenue was deferred in certain transactions due to the lack of VSOE or OE for certain undelivered elements. Deferred revenue is recognized ratably over a 12-month period related to providing services in connection with the undelivered elements.
3. Notes receivable from shareholders
In October 2003, the Company entered into three nonrecourse promissory notes with three shareholders for $67,600, $66,200, and $66,200, respectively. These promissory notes are secured by the common stock of the Company owned by the three shareholders. The promissory notes are noninterest-bearing and due no later than 10 years from October 2003. The promissory notes require the payment of a Loan Origination Fee (“LOF”) of $33,800, $33,100, and $33,100, respectively, in addition to the payment of the principal. The LOF is payable at the time of the settlement of the principal balance and is payable in proportion to the amount of principal being paid. The notes receivable are recorded in the accompanying consolidated balance sheets as a reduction to stockholders’ equity.
4. STOCKHOLDERS’ EQUITY
Convertible Preferred Stock—Significant terms of the convertible preferred stock are as follows:
Each share is convertible into one share of common stock at the option of the holder (subject to adjustment for events of dilution). Shares automatically convert upon (i) consent of greater than 60% of the holders of preferred shares outstanding, or (ii) a public offering of common stock with gross proceeds of at least $20,000,000.
Each share has voting rights equivalent to the number of shares of common stock into which it is convertible.
Holders of convertible preferred stock are entitled to receive annual noncumulative dividends at a rate of 8% of the original issuance price per share, when and if declared by the Board of Directors, before any dividends to common stock. No dividends have been declared from inception through March 31, 2006.
In the event of liquidation, dissolution, or winding up of the Company, Series A and Series B preferred stockholders are entitled to receive an amount of $7.9426 and $1.00 per share, respectively, plus any declared but unpaid dividends prior to any distribution to the common stockholders. After payments to the preferred stockholders, any remaining assets will be distributed ratably among all common stockholders.
Common Stock—Under the terms of restricted stock purchase agreements with employees for 2,000,000 shares of common stock, the Company has the right to repurchase unvested shares at the original issue price in the event of employee termination. The repurchase rights generally lapse over a four-year period. All shares are released from the repurchase right upon the first sale of common stock of the Company to the general public. At March 31, 2006, 791,667 common shares are subject to repurchase rights until October 22, 2007.
Stock Options—At inception of the incentive stock options plan, 2,975,000 shares of common stock have been reserved for issuance to employees or consultants under the 2003 Stock Plan (the “Plan”). Options may be either incentive or nonqualified stock options and generally become exercisable over a five-year period as determined by the Board of Directors. If unexercised, options will expire upon the earlier of 10 years and 1 day from the date of grant or 1 month after termination as an employee or service provider of the Company.

Activity in the Plan was as follows:

		Options
	Shares	Exercise Price Per Share
	Available for	Number
	Grant	Outstanding	Actual	Weighted Average
Balance—April 1, 2004	2,213,000	762,000	$0.15–$1.00	$0.19

Additional authorized

Granted	(1,085,600)	1,085,600	0.15	0.15

Terminated	197,062	(197,062)	0.15	0.15

Balance—March 31, 2005	1,324,462	1,650,538	0.15–1.00	0.17

Additional authorized

Granted	(1,151,980)	1,151,980	0.05–.16	0.11

Terminated	247,233	(247,233)	0.15	0.15

Balance—March 31, 2006	419,715	2,555,285	0.15–1.00	0.14

Shares Reserved for Future Issuance—At March 31, 2006, the Company has reserved shares of common stock for future issuance as follows:

Convertible preferred stock	16,253,333
Stock options outstanding	2,555,285
Stock options available for grant	419,715

Total	19,228,333

5. LEASES
Rent expense for the years ended March 31, 2006 and 2005, was $298,232 and $142,916, respectively.
In April 2005, the Company executed a lease agreement for a new location in Hong Kong. The agreement between Benington Limited /Renaissance City Development Company Limited and Entone Technologies Limited provides for a 33-month lease period and includes a lease term beginning May 1, 2005, and ending on January 31, 2008. Rent expense, including base monthly rent and monthly management fee, for the fiscal years ending March 31, 2006, 2007, and 2008 are $191,784, $209,219, and $174,349, respectively. The agreement provides an option to renew for an additional three-year period.
In April 2006, the Company executed a lease agreement for a new location in San Mateo, California. The agreement between EOP-Peninsula Office Park, LLC and Entone Technologies, Inc. provides for a 24-month lease period and includes a lease term beginning June 1, 2006, and ending on May 31, 2008. Rent expense for the fiscal years ending March 31, 2007, 2008, and 2009 are $74,110, $96,068, and $16,126, respectively. The agreement provides an option to renew for an additional one-year period.

6. INCOME TAXES
At March 31, 2006 and 2005, the provision for income taxes consists of the following:

	2006	2005

Current:
Federal	$—	$—
State	6,235	7,575
Foreign	—	—

Total current	6,235	7,575

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred	—	—

Provision for income taxes	$6,235	$7,575

A reconciliation of the income tax provision at the federal statutory rate to the income tax provision at the effective rate is as follows:

Federal income tax provision at statutory rates	$(1,098,000)	$(582,000)
Foreign income tax provision at statutory rates	(545,000)	(482,000)
Benefit for state income tax—net of federal effect	(188,000)	(94,000)
Valuation allowance	1,773,000	1,106,000
Effect of nondeductible expenses	90,000	57,000
Other	(25,765)	2,575

	$6,235	$7,575

As of March 31, 2006 and 2005, the significant components of deferred taxes consist of the following:

	2006	2005

Deferred tax assets:
Accrued expenses	$128,000	$54,000
Net operating losses	4,685,000	2,982,000

Total deferred tax assets	4,813,000	3,036,000

Valuation allowance	(4,763,000)	(2,990,000)

Net deferred tax assets	50,000	46,000

Deferred tax liabilities—depreciation	(50,000)	(46,000)

Net deferred tax assets (liabilities)	$—	$—

As of March 31, 2006, the Company has approximately $5.3 million of federal and state net operating loss carryforwards available to offset future taxable income. The carryforwards expire at varying amounts beginning in 2023 for federal purposes, and 2013 for state purposes. In addition, the Company has net operating loss carryforwards of approximately $14.8 million generated in a foreign jurisdiction, which can be utilized to offset future taxable income in the foreign jurisdiction. There is no expiration date for the foreign net operating loss carryforwards.
Realization of deferred tax assets is dependent upon future U.S. and certain foreign taxable income, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $1.8 million and $1.1 million during the years ended March 31, 2006 and 2005, respectively.
The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax carryforwards in the event of an “ownership change” as defined by the Internal Revenue Code. Any such ownership change would significantly limit the Company’s ability to utilize its tax carryforwards.
7. EMPLOYEE BENEFIT PLAN
The Company has a 401(k) defined contribution plan covering substantially all employees of Entone Technologies, Inc., a Delaware corporation. As allowed under Section 401(k) of the Internal Revenue Code, the plan provides tax-deferred salary deductions for eligible employees.
Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The plan also allows for discretionary employer contributions. No contributions were made by the Company for the years ended March 31, 2006 and March 31, 2005.
For employees of Entone Technologies Limited, a Hong Kong corporation, employees are covered by the mandatory employer contributions to the Mandatory Provident Fund (“MPF”). The Company contributed $69,159 to the MPF during the year ended March 31, 2006, and $40,780 during the year ended March 31, 2005.
8. SUBSEQUENT EVENT
On August 21, 2006, the Company entered into a definitive agreement to sell its VOD business to Harmonic, Inc. (“Harmonic”). At the closing, Harmonic would acquire the VOD business through the acquisition of the Company’s shares in a merger with a subsidiary of Harmonic. Prior to the merger, the Company intends to spin off its CPE business into a new operating entity. The transaction is projected to be completed in the fourth quarter of 2006.